Exhibit 99.1

FOR IMMEDIATE RELEASE

Logan Ridge Finance Corporation Reports First Quarter 2022 Financial Results

Significantly lowered cost of capital by successfully refinancing the legacy capital structure; continue to judiciously redeploy proceeds generated from exiting the legacy portfolio into interest earning investments

NEW YORK, May 12, 2022 – Logan Ridge Finance Corporation (“LRFC” or the “Company”) (Nasdaq: LRFC) today announced its financial results for the first quarter ended March 31, 2022.

First Quarter 2022 Overview

•

Net asset value as of quarter end declined slightly to $106.2 million, or $39.16 per share, compared to $107.1 million, or $39.48 per share, as of December 31, 2021, despite general market conditions deteriorating and credit spreads widening.

•

The fair value of the Company’s investment portfolio grew by $8.7 million to $206.9 million as of March 31, 2022 from $198.2 million as of the prior quarter, due to net unrealized appreciation and net deployment.

•

The Company continued to judiciously redeploy capital generated from exiting the legacy portfolio, with cash decreasing by $23.2 million to $15.8 million as of March 31, 2022, from $39.1 million as of the prior quarter end.

•

During the first quarter of 2022, the Company made approximately $16.4 million of investments and had approximately $8.4 million in repayments and sales, resulting in net deployment of approximately $8.0 million for the period.

•

As of March 31, 2022, our debt investment portfolio, which represented 68.1% of our total portfolio at fair value, had a weighted average annualized yield of approximately 8.3% (excluding non-accruals and collateralized loan obligations). This compares to our debt investment portfolio which represented 67.4% of our total portfolio at fair value as of December 31, 2021, which had a weighted average annualized yield of approximately 8.1% (excluding non-accruals and collateralized loan obligations).

•

As of March 31, 2022, we had debt investments in two portfolio companies on non-accrual status with an aggregate cost of $12.7 million and fair value of $7.0 million, which represented 6.4 % and 3.4% of the investment portfolio, respectively. This compared to debt investments in two portfolio companies on non-accrual status with aggregate amortized cost of $12.7 million and an aggregate fair value of $7.6 million, which represented 6.7% and 3.8% of the investment portfolio, respectively, as of December 31, 2021.

•	As of March 31, 2022, our debt-to-equity ratio was 1.18x as compared to 1.17x as of December 31, 2021.

Management Commentary

Ted Goldthorpe, Chief Executive Officer and President of LRFC, said, “Overall, we had a productive first quarter with our net asset value remaining relatively stable, especially considering the turbulence in the global markets. Despite external factors such as the war in Ukraine, inflation, and rising interest rates, we were able to stay consistent with our reinvestments. Furthermore, as we recently announced, during the second quarter we successfully refinanced Logan Ridge’s legacy capital structure, which materially lowered our cost of capital, by leveraging the size and scale of our platform and the strong working relationships we have with our lenders. We believe that we are well-positioned for a stronger 2022.”

Recent Developments:

Since the end of the first quarter, we successfully completed the refinancing of the entire legacy capital structure, one of our key strategic initiatives.

•	On April 1, 2022, we entered into a Note Purchase Agreement for the issuance of $15.0 million Convertible Notes due in April 2032. The Convertible Notes have a fixed interest rate of 5.25% per annum.

•

On May 10, 2022, we amended our existing senior secured revolving credit agreement with KeyBank (“KeyBank Credit Facility”), increasing the initial commitment from $25.0 million to $75.0 million, with an uncommitted accordion feature that would allow the Company to borrow up to an additional $125.0 million. The amended KeyBank Credit Facility will mature on May 10, 2027. Borrowings under the amended KeyBank Credit Facility will bear interest at a floating forward-looking term rate equal to term SOFR plus an applicable margin of 2.90%, with 0.40% SOFR Floor, during the 3-year revolving period and 3.25%, with 0.40% SOFR Floor thereafter. This compares to the current facility which bore interest at LIBOR plus 3.50%, subject to a minimum rate of 4.25%.

This materially lowers the Company’s cost of capital. The proceeds will be used to pay off the $52.1 million of 5.75% convertible notes outstanding as well as the remaining $22.8 million of 6.00% notes outstanding, both of which mature May 31, 2022.

Selected Financial Highlights

•

Total investment income was $3.3 million for the first quarter of 2022, compared to $4.9 million for the first quarter of 2021. The decline was due primarily to lower average outstanding debt investments compared to the prior quarter.

•

Total expenses for the first quarter of 2022 were $4.4 million, compared to $5.7 million for the first quarter of 2021. Interest and financing fees decreased by $0.8 million, management fees decreased by $0.4 million while other general and administrative costs increased by $0.1 million compared to the prior quarter. The decrease in expenses quarter-to-quarter is driven primarily by lower interest and financing expenses and partially by lower base management fees.

•	Net investment loss for the first quarter decreased $0.2 million to $1.1 million compared to $1.4 million during the three months ended December 31, 2021.

•

Net realized losses on our portfolio were less than $0.1 million, or $(0.01) per share, for the quarter ended March 31, 2022. This compares to net realized losses of $14.0 million, or $(5.17) per share, during the three months ended March 31, 2021.

•	During the quarters ended March 31, 2022 and 2021, the Company report $0.2 million and $27.2 million of net change in unrealized appreciation investments, respectively.

•

The Company had a decrease in net assets resulting from operations of $0.9 million, or $(0.32) per share, during the first quarter of 2022. This compares to a net increase in net asset from operations of $12.4 million, or $4.56 per share ($4.04 diluted), for the first quarter of 2021.

The following table summarizes the amortized cost and the fair value of investments as of March 31, 2022:

($ in thousands)	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$106,929	53.7%	$100,663	48.7%
Second Lien Debt	33,168	16.7%	33,220	16.1%
Subordinated Debt	7,117	3.6%	7,115	3.4%
Collateralized Loan Obligations	8,106	4.1%	7,199	3.5%
Equity and Warrants	43,649	21.9%	58,708	28.3%

Total	$198,969	100.0%	$206,905	100.0%

The following table summarizes the amortized cost and the fair value of investments as of December 31, 2021:

($ in thousands)	Investments at Amortized Cost	Amortized Cost Percentage of Total Portfolio	Investments at Fair Value	Fair Value Percentage of Total Portfolio
First Lien Debt	$103,667	54.4%	$98,251	49.6%
Second Lien Debt	30,048	15.8%	30,190	15.2%
Subordinated Debt	5,050	2.6%	5,050	2.6%
Equity and Warrants	51,717	27.2%	64,698	32.6%

Total	$190,482	100.0%	$198,189	100.0%

Interest Rate Risk

Based on our March 31, 2022 consolidated statement of assets and liabilities, the following table shows the annual impact on net income (excluding the potential related incentive fee impact) of base rate changes in interest rates (considering interest rate floors for variable rate securities) assuming no changes in our investment and borrowing structure:

Basis Point Change ($ in thousands)	Increase (decrease) in interest income	(Increase) decrease in interest expense	Increase (decrease) in net income
Up 300 basis points	$2,258	$—	$2,258
Up 200 basis points	1,374	—	1,374
Up 100 basis points	605	—	605
Down 100 basis points	(135)	—	(135)
Down 200 basis points	(135)	—	(135)
Down 300 basis points	(135)	—	(135)

Conference Call and Webcast

LRFC will discuss these results in a conference call on Friday, May 13, 2022 at 9:00 am ET.

To access the conference call, please dial (844) 616-4517 approximately 10 minutes prior to the start of the conference call and use the conference ID 3899999. A replay of the conference call will be available from May 13 through May 20. The dial in number for the replay is (855) 859-2056 and the conference ID is 3899999.

A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis on the Company’s website, loganridgefinance.com, in the Investor Relations section, under Events and Presentations. The webcast can also be accessed by clicking the following link: Logan Ridge First Quarter 2022 Conference Call. The online archive of the webcast will be available on the Company’s website shortly after the call.

About Logan Ridge Finance Corporation

Logan Ridge Finance Corporation (Nasdaq: LRFC) is a business development company that invests primarily in first lien loans and, to a lesser extent, second lien loans and equity securities issued by lower middle market companies. The Company invests in performing, well-established middle market businesses that operate across a wide range of industries. It employs fundamental credit analysis, targeting investments in businesses with relatively low levels of cyclicality and operating risk. For more information, visit loganridgefinance.com.

About Mount Logan Capital Inc.

Mount Logan Capital Inc. is an alternative asset management company that is focused on public and private debt securities in the North American market. The Company seeks to source and actively manage loans and other debt-like securities with credit-oriented characteristics. The Company actively sources, evaluates, underwrites, manages, monitors and primarily invests in loans, debt securities, and other credit-oriented instruments that present attractive risk-adjusted returns and present low risk of principal impairment through the credit cycle.

About BC Partners Advisors L.P. and BC Partners Credit

BC Partners is a leading international investment firm with over $40 billion of assets under management in private equity, private credit and real estate strategies. Established in 1986, BC Partners has played an active role in developing the European buyout market for three decades. Today, BC Partners executives operate across markets as an integrated team through the firm’s offices in North America and Europe. Since inception, BC Partners has completed 117 private equity investments in companies with a total enterprise value of €149 billion and is currently investing its eleventh private equity fund.

BC Partners Credit was launched in February 2017 and has pursued a strategy focused on identifying attractive credit opportunities in any market environment and across sectors, leveraging the deal sourcing and infrastructure made available from BC Partners.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains “forward-looking” statements. Forward-looking statements concern future circumstances and results and other statements that are not historical facts and are sometimes identified by the words “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue,” “target” or other similar words or expressions. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove to be incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. The inclusion of such statements should not be regarded as a representation that such plans, estimates or expectations will be achieved. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include those risk factors detailed in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), including the Company’s annual report on Form 10-K, periodic quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC.

Any forward-looking statements speak only as of the date of this communication. The Company does not undertake any obligation to update any forward-looking statements, whether as a result of new information or developments, future events or otherwise, except as required by law. Readers are cautioned not to place undue reliance on any of these forward-looking statements.

For additional information, contact:

Logan Ridge Finance Corporation

650 Madison Avenue, 23rd Floor

New York, NY 10022

Jason Roos

Chief Financial Officer

Jason.Roos@bcpartners.com

(212) 891-5046

The Equity Group Inc.

Lena Cati

lcati@equityny.com

(212) 836-9611

Serena Liegey

sliegey@equityny.com

(212) 836-9630

Logan Ridge Finance Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except share and per share data)

	As of March 31,	As of December 31,
	2022	2021
	(unaudited)
ASSETS
Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $140,329 and $131,829, respectively)	137,341	$129,991
Affiliate investments (amortized cost of $49,790 and $49,803, respectively)	62,649	61,359
Control investments (amortized cost of $8,850 and $8,850, respectively)	6,915	6,839

Total investments at fair value (amortized cost of $198,969 and $190,482, respectively)	206,905	198,189
Cash and cash equivalents	15,838	39,056
Interest and dividend receivable	1,025	929
Prepaid expenses	3,137	3,358
Receivable for unsettled trades	7,086	685

Total assets	$233,991	$242,217

LIABILITIES 2022 Notes (net of deferred financing costs of $18 and $46, respectively)	$22,815	$22,787
2022 Convertible Notes (net of deferred financing costs of $67 and $167, respectively)	52,020	51,921
2026 Notes (net of deferred financing costs and original issue discount of $1,540 and $1,552, respectively)	48,460	48,448
KeyBank Credit Facility (net of deferred financing costs of $305 and $353, respectively)	(305)	(353)
Management and incentive fees payable	1,027	1,065
Interest and financing fees payable	1,595	911
Payable for unsettled trades	1,478	9,265
Accounts payable and accrued expenses	730	1,144

Total liabilities	$127,820	$135,188

Commitments and contingencies
NET ASSETS
Common stock, par value $0.01, 100,000,000 common shares authorized, 2,711,068 and 2,711,068 common shares issued and outstanding, respectively	$27	$27
Additional paid in capital	188,846	188,846
Total distributable loss	(82,702)	(81,844)

Total net assets	$106,171	$107,029

Total liabilities and net assets	$233,991	$242,217

Net asset value per share	$39.16	$39.48

Logan Ridge Finance Corporation

Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	For the Three Months Ended March 31,
	2022	2021
INVESTMENT INCOME
Interest income:
Non-control/non-affiliate investments	$2,383	$3,197
Affiliate investments	719	1,297
Control investments	95	98

Total interest and fee income	3,197	4,592

Payment-in-kind interest and dividend income:
Non-control/non-affiliate investments	85	71
Affiliate investments	47	99

Total payment-in-kind interest and dividend income	132	170

Dividend income:
Affiliate investments	—	155

Total dividend income	—	155

Other income:
Affiliate investments	8	9

Total other income	8	9

Total investment income	3,337	4,926

EXPENSES
Interest and financing expenses	2,188	3,037
Base management fee	1,027	1,398
Directors expense	103	103
Administrative service fees	120	350
General and administrative expenses	950	821

Total expenses	4,388	5,709

NET INVESTMENT LOSS	(1,051)	(783)

REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS
Net realized loss on investments:
Non-control/non-affiliate investments	(36)	(14,023)
Net realized loss on investments	(36)	(14,023)
Net change in unrealized appreciation on investments:
Non-control/non-affiliate investments	(1,150)	23,212
Affiliate investments	1,303	3,972
Control investments	76	(24)

Net change in unrealized appreciation on investments	229	27,160

Total net realized and unrealized gain on investments	193	13,137

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS	$(858)	$12,354

NET (DECREASE) INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – BASIC	$(0.32)	$4.56
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING – BASIC	2,711,068	2,711,068
NET (DECREASE) INCREASE IN NET ASSETS PER SHARE RESULTING FROM OPERATIONS – DILUTED	$(0.32)	$4.04
WEIGHTED AVERAGE COMMON STOCK OUTSTANDING—DILUTED	2,711,068	3,263,647
DISTRIBUTIONS PAID PER SHARE	$—	$—